GEN ID LAB SERVICES, INC. TO IDENTIFY MOLECULES TO TREAT HUMAN INFECTIONS WITH THE AVIAN FLU VIRUS (“BIRD FLU”)

---

FONTANA, CA - April 17, 2006 … GEN ID Lab Services Inc. ("GEN ID") (OTC:GDLB),  today announced that the company will be conducting research in the area of antiviral compounds to identify molecules to treat human infections with the Avian Flu Virus (H5N1) or a mutant version thereof. This is a rapid line of defense in the event that a vaccine is not ready or cannot be manufactured quickly enough for combating an outbreak of the disease, should it occur.

As announced last week, GEN ID has contracted S2 Biosciences Inc. ("S2"), a privately held company, to perform testing of biological samples (from birds and/or human origin) for the presence of the H5N1 virus commonly known as the Bird Flu. Using S2's proprietary H5N1 amplification probes and modified PCR reactions, the system will amplify several regions of the H5N1 genome, thereby providing positive proof for the presence or absence of the deadly virus.

Furthermore, S2 will be cloning the entire H5N1 influenza virus genome (all three RNA segments). The clones and/or selected regions thereof will be used to develop new human vaccine candidates.

Hector A. Veron, President of GEN ID stated, “We are continuing in our effort to find a solution to this deadly virus. Our process with S2 is proceeding well and we will be taking steps over the next few months to make sure that we have a presence in the marketplace. We will keep shareholders informed of any new developments as they occur."

About GEN ID:

GEN ID is a diversified medical testing company that seeks to provide physicians with more necessary and personalized treatment data, individualized towards patients and based on genetic screening technologies, such as SNP (Single Nucleotide Polymorphism) testing. This analysis will provide information on genetic predisposition to varies diseases, such as different forms of cancer, cardiovascular abnormalities, dermatological deceases, predicting pharmacodynamic pattern pertinent to individual drugs for individual patients. GEN ID plans to leverage its strong relationships within the genomics community to maximize its presence in the market. For more information visit the company’s website: www.Gen-IDLabs.com

About S2 Biosciences:

S2 Biosciences, Inc. is a privately held, Montreal-based company providing preclinical contract research services to the pharmaceutical industry worldwide. S2 also conducts molecular biology and biotechnology research and development and has specific expertise in virology and communicable diseases. S2 has developed several technologies which it has licensed to companies in the U.S. and Canada.

This news release may include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although GEN ID believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that may affect GEN ID’s operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in GEN ID’s filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-KSB.

Contact:
Public Relations Department
Office Number (909) 574-6470
IR Number (909) 609-4571